Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2019 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--March 6, 2020--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and full year ended December 31, 2019.

“We delivered strong results in 2019, exceeding our full-year EBITDA guidance,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Product margin in our Gasoline Distribution and Station Operations (GDSO) segment increased more than $23 million for the year, attributable primarily to the acquisitions of Champlain Oil and Cheshire Oil.

“In the fourth-quarter of 2019 our GDSO segment continued to perform well, recognizing that we did not see the exceptionally strong fuel margins that benefited this segment in the fourth quarter of 2018. Our results in the fourth quarter in our Wholesale segment were negatively impacted by less favorable market conditions,” Slifka said.

Financial Highlights

For the three months ended December 31, 2018, in the GDSO segment Global Partners benefited from expanded fuel margins primarily attributable to an $0.80 per gallon decrease in wholesale gasoline prices from October 1 to December 31, 2018. Wholesale gasoline prices for the same period in 2019 increased $0.12 per gallon, which contributed to a $43.2 million decrease year-over-year in the gasoline distribution portion of GDSO product margin. In addition, Global’s fourth-quarter 2019 financial results were negatively affected by less favorable market conditions in the Wholesale segment, which led to a $33.1 million decline in Wholesale segment product margin from the fourth quarter of 2018.

For the fourth quarter of 2019 the net loss attributable to the Partnership was $0.8 million, or $0.08 per common limited partner unit, compared with net income attributable to the Partnership of $52.5 million, or $1.47 per diluted common limited partner unit, for the same period of 2018.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2019 was $47.3 million compared with $109.7 million for the year-earlier period.

Distributable cash flow (DCF) was $9.4 million in the fourth quarter of 2019 compared with $67.6 million in the same period of 2018.

Adjusted EBITDA was $46.2 million in the fourth quarter of 2019 compared with $109.8 million in the fourth quarter of 2018.

Gross profit in the fourth quarter of 2019 was $151.0 million compared with $221.8 million in the fourth quarter of 2018, primarily due to lower fuel margins in the 2019 period as well as less favorable market conditions in the Partnership’s Wholesale segment.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $172.8 million in the fourth quarter of 2019 compared with $244.1 million in the fourth quarter of 2018.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and twelve months ended December 31, 2019 and 2018.

GDSO segment product margin was $147.1 million in the fourth quarter of 2019 compared with $188.5 million in the fourth quarter of 2018. This $41.4 million reduction reflected a 10-cent per gallon decline in fuel margin to 22.5 cents per gallon in the fourth quarter of 2019 from 32.5 cents per gallon in the same period a year earlier.

Wholesale segment product margin was $15.4 million in the fourth quarter of 2019 compared with $48.5 million in the fourth quarter of 2018. The decrease was primarily attributable to less favorable market conditions in the 2019 period in gasoline and gasoline blendstocks and, to a lesser extent, other oils and related products as well as crude oil.

Commercial segment product margin was $10.3 million in the fourth quarter of 2019 compared with $7.1 million in the same period of 2018, primarily reflecting an increase in bunkering in the 2019 period.

Sales were $3.3 billion for each of the fourth quarters of 2019 and 2018. Wholesale segment sales were $1.9 billion in the fourth quarter of 2019 compared with $1.8 billion in the fourth quarter of 2018. GDSO segment sales were $1.0 billion in the fourth quarter of 2019 compared with $1.1 billion in the fourth quarter of 2018. Commercial segment sales were $0.4 billion in the fourth quarter of 2019 compared with $0.3 billion in the fourth quarter of 2018.

Volume in the fourth quarter of 2019 was 1.7 billion gallons compared with 1.6 billion gallons in the same period of 2018. Wholesale segment volume was 1.1 billion gallons in the fourth quarter of 2019 compared with 1.0 billion gallons in the fourth quarter of 2018. GDSO segment volume was 408.0 million gallons in the fourth quarter of 2019 compared with 415.2 million gallons in the same period of 2018. Commercial segment volume was 197.3 million gallons in the fourth quarter of 2019 compared with 179.2 million gallons in the same period of 2018.

Recent Highlights

  Global’s Board of Directors announced an increase of its quarterly cash distribution from $0.52 to $0.5250 per unit on all of its outstanding common units for the period from October 1 to December 31, 2019. The distribution was paid on February 14, 2020 to unitholders of record as of the close of business on February 10, 2020.
  Global’s Board of Directors announced a quarterly cash distribution of $0.609375 per unit, or $2.4375 per unit on an annualized basis, on the Partnership’s Series A preferred units for the period from November 15, 2019 through February 14, 2020. This distribution was paid on February 18, 2020 to holders of record as of the opening of business on February 3, 2020.

Business Outlook

“Our integrated portfolio of terminals and retail assets, together with our wholesale and commercial supply infrastructure, continue to position us well going forward,” Slifka said.

For full-year 2020, Global expects to generate EBITDA of $205 million to $230 million. Global’s guidance excludes gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2020 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2019 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin
Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non‑GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow
Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Sales	$3,348,911	$3,274,301	$13,081,730	$12,672,602
Cost of sales	3,197,910	3,052,457	12,418,973	12,022,193
Gross profit	151,001	221,844	662,757	650,409

Costs and operating expenses:
Selling, general and administrative expenses	43,546	49,555	170,937	171,002
Operating expenses	85,160	87,072	342,382	321,115
Gain on trustee taxes	-	-	-	(52,627)
Lease exit and termination gain	-	-	(493)	(3,506)
Amortization expense	2,712	2,976	11,431	10,960
Net (gain) loss on sale and disposition of assets	(2,478)	40	(2,730)	5,880
Goodwill and long-lived asset impairment	1,379	-	2,022	414
Total costs and operating expenses	130,319	139,643	523,549	453,238

Operating income	20,682	82,201	139,208	197,171

Interest expense	(21,743)	(23,508)	(89,856)	(89,145)
Loss on early extinguishment of debt	-	-	(13,080)	-

(Loss) income before income tax benefit (expense)	(1,061)	58,693	36,272	108,026

Income tax benefit (expense)	181	(6,523)	(1,094)	(5,623)

Net (loss) income	(880)	52,170	35,178	102,403

Net loss attributable to noncontrolling interest	52	360	689	1,502

Net (loss) income attributable to Global Partners LP	(828)	52,530	35,867	103,905

Less: General partner's interest in net (loss) income, including incentive distribution rights	314	554	1,379	1,033
Less: Series A preferred limited partner interest in net income	1,682	1,682	6,728	2,691

Net (loss) income attributable to common limited partners	$(2,824)	$50,294	$27,760	$100,181

Basic net (loss) income per common limited partner unit (1)	$(0.08)	$1.49	$0.82	$2.97

Diluted net (loss) income per common limited partner unit (1)	$(0.08)	$1.47	$0.81	$2.95

Basic weighted average common limited partner units outstanding	33,866	33,750	33,810	33,701

Diluted weighted average limited partner units outstanding	34,287	34,066	34,339	33,972

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$12,042	$8,121
Accounts receivable, net	413,195	334,777
Accounts receivable - affiliates	7,823	5,435
Inventories	450,482	386,442
Brokerage margin deposits	34,466	14,766
Derivative assets	4,564	26,390
Prepaid expenses and other current assets	81,940	98,977
Total current assets	1,004,512	874,908

Property and equipment, net	1,104,863	1,132,632
Right of use assets, net	296,746	-
Intangible assets, net	46,765	58,532
Goodwill	324,474	327,406
Other assets	31,067	30,813

Total assets	$2,808,427	$2,424,291

Liabilities and partners' equity
Current liabilities:
Accounts payable	$373,386	$308,979
Working capital revolving credit facility - current portion	148,900	103,300
Lease liability—current portion	68,160	-
Environmental liabilities - current portion	5,009	6,092
Trustee taxes payable	42,932	42,613
Accrued expenses and other current liabilities	102,802	117,274
Derivative liabilities	12,698	4,494
Total current liabilities	753,887	582,752

Working capital revolving credit facility - less current portion	175,000	150,000
Revolving credit facility	192,700	220,000
Senior notes	690,533	664,455
Long-term lease liability - less current portion	239,349	-
Environmental liabilities - less current portion	54,262	57,132
Financing obligations	148,127	149,997
Deferred tax liabilities	42,879	42,856
Other long-term liabilities	52,451	57,905
Total liabilities	2,349,188	1,925,097

Partners' equity
Global Partners LP equity	458,065	497,331
Noncontrolling interest	1,174	1,863
Total partners' equity	459,239	499,194

Total liabilities and partners' equity	$2,808,427	$2,424,291

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$7,414	$22,318	$83,982	$76,741
Crude oil	(3,004)	4,274	(13,047)	7,159
Other oils and related products	11,018	21,912	51,584	53,389
Total	15,428	48,504	122,519	137,289
Gasoline Distribution and Station Operations segment:
Gasoline distribution	91,631	134,869	374,550	373,303
Station operations	55,457	53,619	225,078	203,098
Total	147,088	188,488	599,628	576,401
Commercial segment	10,323	7,087	28,540	23,611
Combined product margin	172,839	244,079	750,687	737,301
Depreciation allocated to cost of sales	(21,838)	(22,235)	(87,930)	(86,892)
Gross profit	$151,001	$221,844	$662,757	$650,409

Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(880)	$52,170	$35,178	$102,403
Net loss attributable to noncontrolling interest	52	360	689	1,502
Net (loss) income attributable to Global Partners LP	(828)	52,530	35,867	103,905
Depreciation and amortization, excluding the impact of noncontrolling interest	26,535	27,156	107,557	105,639
Interest expense, excluding the impact of noncontrolling interest	21,743	23,508	89,856	89,145
Income tax (benefit) expense	(181)	6,523	1,094	5,623
EBITDA (1)	47,269	109,717	234,374	304,312
Net (gain) loss on sale and disposition of assets	(2,478)	40	(2,730)	5,880
Goodwill and long-lived asset impairment	1,379	-	2,022	414
Adjusted EBITDA (1)	$46,170	$109,757	$233,666	$310,606

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(15,123)	$214,758	$94,402	$168,856
Net changes in operating assets and liabilities and certain non-cash items	40,891	(135,160)	48,968	40,385
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(61)	88	54	303
Interest expense, excluding the impact of noncontrolling interest	21,743	23,508	89,856	89,145
Income tax (benefit) expense	(181)	6,523	1,094	5,623
EBITDA (1)	47,269	109,717	234,374	304,312
Net (gain) loss on sale and disposition of assets	(2,478)	40	(2,730)	5,880
Goodwill and long-lived asset impairment	1,379	-	2,022	414
Adjusted EBITDA (1)	$46,170	$109,757	$233,666	$310,606

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(880)	$52,170	$35,178	$102,403
Net loss attributable to noncontrolling interest	52	360	689	1,502
Net (loss) income attributable to Global Partners LP	(828)	52,530	35,867	103,905
Depreciation and amortization, excluding the impact of noncontrolling interest	26,535	27,156	107,557	105,639
Amortization of deferred financing fees and senior notes discount	1,261	1,723	5,940	6,873
Amortization of routine bank refinancing fees	(940)	(1,022)	(3,754)	(4,088)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(16,596)	(12,781)	(49,897)	(38,641)
Distributable cash flow (1)(2)(3)	9,432	67,606	95,713	173,688
Distributions to Series A preferred unitholders (4)	(1,682)	(1,682)	(6,728)	(2,691)
Distributable cash flow after distributions to Series A preferred unitholders	$7,750	$65,924	$88,985	$170,997

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(15,123)	$214,758	$94,402	$168,856
Net changes in operating assets and liabilities and certain non-cash items	40,891	(135,160)	48,968	40,385
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(61)	88	54	303
Amortization of deferred financing fees and senior notes discount	1,261	1,723	5,940	6,873
Amortization of routine bank refinancing fees	(940)	(1,022)	(3,754)	(4,088)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(16,596)	(12,781)	(49,897)	(38,641)
Distributable cash flow (1)(2)(3)	9,432	67,606	95,713	173,688
Distributions to Series A preferred unitholders (4)	(1,682)	(1,682)	(6,728)	(2,691)
Distributable cash flow after distributions to Series A preferred unitholders	$7,750	$65,924	$88,985	$170,997

(1) EBITDA, Adjusted EBITDA and distributable cash flow for the twelve months ended December 31, 2019 include a $13.1 million loss on the early extinguishment of debt related to the Partnership's repurchase of its 6.25% senior notes. EBITDA, Adjusted EBITDA and distributable cash flow for the twelve months ended December 31, 2018 include a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow includes a net (gain) loss on sale and disposition of assets and a goodwill and long-lived asset impairment of ($1.1 million) and $0.1 million for the three months ended December 31, 2019 and 2018, respectively, and ($0.7 million) and $6.3 million for the twelve months ended December 31, 2019 and 2018, respectively. Excluding these charges, distributable cash flow would have been $8.3 million and $67.7 million for the three months ended December 31, 2019 and 2018, respectively, and $95.0 million and $180.0 million for the twelve months ended December 31, 2019 and 2018, respectively.

(4) Distributions to Series A preferred unitholders represent the distributions earned by the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2018.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800